Exhibit 10.9

STOCKHOLDERS AGREEMENT

among

ALERIS HOLDING COMPANY

and

THE STOCKHOLDERS NAMED HEREIN

Dated: June 1, 2010

i

		Page

7.8	After-Acquired Securities	20
7.9	GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL	20
7.10	Further Assurances	21
7.11	Successors and Assigns	21
7.12	Counterparts	22

SCHEDULE

1	Stockholders

EXHIBITS

A	Form of Certificate of Incorporation of the Company
B	Form of By-laws of the Company
C	Form of Transfer Agreement

ii

EXECUTION COPY

STOCKHOLDERS AGREEMENT

STOCKHOLDERS AGREEMENT, dated as of June 1, 2010 (this “Agreement”), by and among Aleris Holding Company (f/k/a AHC1 Holding Co.), a Delaware corporation (the “Company”), (i) the funds and accounts managed by Oaktree Capital Management, L.P. or its Affiliates (as defined herein) set forth on Schedule 1 hereto (collectively, “Oaktree”), (ii) the funds and accounts managed by Apollo Management VII, L.P. set forth on Schedule 1 hereto (collectively, “Apollo”), (iii) the funds and accounts managed by Sankaty Advisors LLC set forth on Schedule 1 hereto (collectively, “Sankaty”), (iv) each other holder of Common Stock (as defined herein) as of the date hereof and (v) each person joined hereto as a Stockholder after the date hereof.

WHEREAS, on the date hereof, the Joint Plan of Reorganization of Aleris International, Inc., and its affiliated debtors under Chapter 11 of the United States Bankruptcy Code (the “Plan”) became effective;

WHEREAS, on the date hereof, Aleris International, Inc. has transferred substantially all of its assets to the Company pursuant to the Plan;

WHEREAS, immediately after giving effect to the transactions contemplated by the Plan, each of the undersigned Persons shall, together with its Affiliates, own shares of Common Stock, with such Person’s holdings as set forth opposite such Person’s name on Schedule 1 hereto;

WHEREAS, as provided in the Plan, each other holder purchasing or otherwise electing to receive shares of Common Stock in accordance with the Plan agrees to be bound by this Agreement and the terms herein; and

WHEREAS, the parties hereto wish to regulate the transfer of the shares of Common Stock and to provide for, among other things, corporate governance rights and obligations, preemptive rights, and certain other rights.

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person who is an “affiliate” (as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act) of such Person.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Apollo” has the meaning set forth in the preamble to this Agreement.

“Apollo Selling Stockholder” has the meaning set forth in Section 3.1(a).

“Apollo Stockholders” means Apollo and each direct and indirect transferee thereof to whom shares of Common Stock (as defined herein) are transferred in compliance with Section 2.4.

“Apollo Tag-Along Sale” has the meaning set forth in Section 3.1(a).

“Board of Directors” means the Board of Directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.

“Charter Documents” means the Amended and Restated Certificate of Incorporation and the By-laws of the Company as in effect on the date hereof, copies of which are attached hereto as Exhibits A and B, respectively, as the same may be amended from time to time in accordance with the terms hereof and thereof.

“Commission” means the Securities and Exchange Commission or any similar agency having jurisdiction to enforce the Securities Act.

“Common Stock” means the Common Stock, par value $0.01 per share, of the Company, or any other capital stock of the Company or any other Person into which such stock is reclassified or reconstituted (whether by merger, consolidation or otherwise).

“Common Stock Equivalents” means any security or obligation that is, by its terms, convertible into or exchangeable or exercisable for shares of Common Stock, including any option, warrant or other subscription or purchase right (including the IntermediateCo Preferred Stock and the IntermediateCo Notes) with respect to Common Stock or any Common Stock Equivalent.

“Company” has the meaning set forth in the preamble to this Agreement.

“Controlled Affiliate” means, with respect to any Person, an Affiliate of such Person as to which such Person owns at least 80% of both the voting and economic interest. The Company and its Subsidiaries shall not be considered Controlled Affiliates of any Oaktree Stockholder.

“Drag-Along Notice” has the meaning set forth in Section 3.2(a).

“Drag-Along Rightholders” has the meaning set forth in Section 3.2(a).

“Drag-Along Sellers” has the meaning set forth in Section 3.2(a).

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

“Excluded Transfers” means any transfer of Common Stock by an Oaktree Stockholder (i) to another Oaktree Stockholder, (ii) to a transferee described in clause (i) or (ii) of the definition of “Permitted Transferee”, (iii) to an Apollo Stockholder or an Affiliate thereof, or (iv) pursuant to Section 2.1(ii)(C) or Section 3.2.

“Governmental Authority” means the government of any nation, state, city, locality or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“IntermediateCo” means Aleris International, Inc. (f/k/a AHC Intermediate Co.), a Delaware corporation and wholly-owned Subsidiary of the Company.

“IntermediateCo Notes” means subordinated, unsecured notes issued pursuant to that certain Note Indenture, dated as of the date hereof, by and between IntermediateCo and The Bank of New York Mellon Trust Company, N.A., as trustee, in an aggregate principal amount equal to Forty-Five and 00/100 Million Dollars ($45,000,000) and having such other terms, covenants, and conditions set forth therein.

“IntermediateCo Preferred Stock” means exchangeable preferred stock issued by IntermediateCo having the terms and conditions set forth in that certain Certificate of Designations for the Series A Exchangeable Preferred Stock, dated as of the date hereof.

“Majority Oaktree Stockholders” means, at any time, the Oaktree Stockholders holding a majority of the shares of Common Stock held by the Oaktree Stockholders at such time.

“New Issuance Closing Date” has the meaning set forth in Section 4.1.

“New Issuance Notice” has the meaning set forth in Section 4.1.

“New Securities” has the meaning set forth in Section 4.1.

“Non-Oaktree Stockholders” means the Stockholders other than the Oaktree Stockholders.

“Oaktree” has the meaning set forth in the preamble to this Agreement.

“Oaktree Selling Stockholder” has the meaning set forth in Section 3.1(a).

“Oaktree Stockholders” means Oaktree and each direct and indirect transferee thereof to whom shares of Common Stock (as defined herein) are transferred in compliance with Section 2.4.

“Oaktree Tag-Along Sale” has the meaning set forth in Section 3.1(a).

“Oaktree Transferred Shares” has the meaning set forth in Section 3.1(a).

“Permitted Transferee” has the meaning set forth in Section 2.2.

“Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Plan” has the meaning set forth in the recitals to this Agreement.

“Preemptive Rightholders” means, with respect to any issuance of New Securities, the Non-Oaktree Stockholders (other than the Apollo Stockholders or the Sankaty Stockholders if, and only if, the relevant issuance is to an Apollo Stockholder or a Sankaty Stockholder, respectively).

“Proportionate Percentage” has the meaning set forth in Section 4.2.

“Proposed Price” has the meaning set forth in Section 4.1.

“Public Offering” means any offer for sale of shares of Common Stock pursuant to an effective Registration Statement.

“Qualified Public Offering” shall mean a Public Offering, other than any Public Offering or sale pursuant to a registration statement on Form S-8 or comparable form; provided that immediately following consummation of such Public Offering, (i) the aggregate market capitalization of the outstanding common equity of the Company is not less than $100,000,000 and (ii) the shares of Common Stock are listed on a national securities exchange or quoted on NASDAQ.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the date hereof, by and among the Company and the Stockholders party thereto, as the same may be amended, supplemented or otherwise modified from time to time.

“Registration Statement” means a registration statement filed pursuant to the Securities Act.

“Rule 144” means Rule 144 under the Securities Act.

“Sankaty” has the meaning set forth in the preamble to this Agreement.

“Sankaty Stockholders” means Sankaty and each direct and indirect transferee thereof to whom shares of Common Stock (as defined herein) are transferred in compliance with Section 2.4.

“Second Tag-Along Notice” has the meaning set forth in Section 3.1(c).

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Stockholders” shall mean the Oaktree Stockholders, the Apollo Stockholders, the Sankaty Stockholders, each other holder of Common Stock as of the date hereof, and each Person who becomes a signatory hereto after the date hereof from time to time (whether pursuant to the exercise of the IntermediateCo Preferred Stock or IntermediateCo Notes or otherwise), and any transferees of any of them to which shares of Common Stock are transferred in accordance with the terms of this Agreement, and the term “Stockholder” shall mean any such Person.

“Subject Purchaser” has the meaning set forth in Section 4.1.

“Subsidiaries” means, with respect to any Person, any Affiliate controlled by such Person directly or indirectly through one or more intermediaries.

“Tag-Along Notice” has the meaning set forth in Section 3.1(b).

“Tag-Along Offered Securities” has the meaning set forth in Section 3.1(a).

“Tag-Along Purchaser” has the meaning set forth in Section 3.1(a).

“Tag-Along Rightholder” means, (i) in the case of an Oaktree Tag-Along Sale, each Stockholder other than an Oaktree Stockholder and (ii) in the case of an Apollo Tag-Along Sale, each Stockholder other than an Apollo Stockholder or an Oaktree Stockholder.

“Tag-Along Rightholder’s Offer” has the meaning set forth in Section 3.1(b).

“Tag-Along Sale” has the meaning set forth in Section 3.1(a).

“Tag-Along Selling Stockholder” means any Apollo Selling Stockholder and any Oaktree Selling Stockholder.

“transfer” has the meaning set forth in Section 2.1 and “transferor” and “transferee” shall have correlative meanings.

“Transferor Stockholder” has the meaning set forth in Section 2.2.

1.2 Terms and Usage Generally. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed to be references to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement unless the context shall otherwise require. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

ARTICLE II

RESTRICTIONS ON TRANSFER OF SHARES

2.1 Limitation on Transfer. No Stockholder shall, directly or indirectly, sell, offer, give, assign, hypothecate, pledge, encumber, grant a security interest in or otherwise dispose of (whether by operation of law or otherwise) (each a “transfer”) any Common Stock or any right, title or interest therein or thereto, unless (i) such transfer complies with Section 2.4, (ii) such transfer (A) is permitted by Section 2.2, (B) is made pursuant to Section 3.1 or 3.2, or (C) is made pursuant to any Registration Statement in accordance with the Registration Rights Agreement or Rule 144 and (iii) unless such transfer is made pursuant to a Public Offering other than any Public Offering or sale pursuant to a registration statement on Form S-8 or comparable form or the Company first provides its written consent, the total number of holders of record of shares of Common Stock would not exceed 450 during or after such transfer, as computed pursuant to Rule 12g5-1 of the Exchange Act for purposes of determining whether the Company would be subject to Section 12(g) of the Exchange Act. Any attempt to transfer any Common Stock or any rights therein or thereto in violation of the preceding sentences shall be null and void ab initio.

2.2 Permitted Transfers. Subject to any other restrictions on transfer herein contained in this Article II, (i) a Stockholder that is an entity may transfer all (but not less than all) of its shares of Common Stock to its Controlled Affiliates so long as ownership by such transferee(s) would not cause the total number of holders of record of such shares of Common Stock (as computed pursuant to Rule 12g5-1 of the Exchange Act) to increase at any time and so long as any such transferee remains a Controlled Affiliate of the transferor, (ii) a Stockholder that is an individual may transfer all or a portion of his shares of Common Stock (x) to a lineal descendent or member of the immediate family of such Stockholder, (y) to a trust created for the sole benefit of such Stockholder and any Person described in clause (ii)(x) above or, (z) upon the death or legal incompetence of such Stockholder, to such Stockholder’s heir, executor, administrator, testamentary trustee, legatee or beneficiary, as applicable; provided, however, that in the case of clauses (ii)(x) and (ii)(y) that such Stockholder retains the exclusive power to exercise all rights under this Agreement with respect to the transferred interests and the total number of holders of record of such shares of Common Stock (as computed pursuant to Rule 12g5-1 of the Exchange Act, and including such Stockholder and all transferees pursuant to this clause (ii)(x) and (ii)(y)) shall not exceed 3, (iii) a Stockholder may transfer all or a portion of its shares of Common Stock to another

Stockholder, (iv) a Stockholder may transfer all (but not a portion) of its shares of Common Stock to a single transferee and (v) on or prior to June 30, 2010, a Stockholder that, as of the Distribution Record Date (as defined in the Plan), held any European Term Loan Claims (as defined in the Plan) may transfer all or a portion of its shares of Common Stock to any Person who, as of the Distribution Record Date, held European Term Loan Claims (any transferee referred to in the preceding clauses (i), (ii), (iii), (iv) and (v) are referred to hereinafter as a “Permitted Transferee”). A Permitted Transferee of Common Stock pursuant to this Section 2.2 may transfer its Common Stock pursuant to this Section 2.2 only to the Stockholder who transferred such Common Stock to the Permitted Transferee (the “Transferor Stockholder”) or to a Person that would be a Permitted Transferee of such Transferor Stockholder at the time of such subsequent transfer.

2.3 Permitted Transfer Procedures. If any Stockholder wishes to transfer Common Stock to a Permitted Transferee under Section 2.2, such Stockholder shall give notice to the Company of its intention to make such a transfer not less than twenty (20) Business Days prior to effecting such transfer, which notice shall state the name and address of each Permitted Transferee to whom such transfer is proposed, the relationship of such Permitted Transferee to such Stockholder and the number of shares of Common Stock proposed to be transferred to such Permitted Transferee.

2.4 Transfers in Compliance with Law; Substitution of Transferee. No transfer of Common Stock may be made by any Stockholder unless (a) the transferee has agreed in writing to be bound by the terms and conditions of this Agreement pursuant to an instrument substantially in the form attached hereto as Exhibit C, (b) the transfer complies in all respects with the applicable provisions of this Agreement and (c) the transfer complies in all respects with applicable federal and state securities laws, including the Securities Act. If requested by the Company, an opinion of counsel to such transferring Stockholder (including in-house counsel), or such other evidence as is reasonably satisfactory to the Company, shall be supplied to the Company, at such transferring Stockholder’s expense, to the effect that such transfer complies with the applicable federal and state securities laws. Upon becoming a party to this Agreement, a transferee shall enjoy the same rights and be subject to the same obligations as the transferring Stockholder hereunder with respect to the Common Stock transferred to such transferee.

2.5 Transfers to a Competitor. In addition to any other restrictions on transfer herein contained in this Article II, except for transactions effected pursuant to Section 3.1 or Section 3.2, no Stockholder may transfer any Common Stock to a Person that is, or is affiliated in any manner with any other Person that is, in the reasonable judgment of the Board of Directors, in direct competition with, or controls any Person in direct competition with, the Company or any of its Subsidiaries.

2.6 Holdback Agreement. Each Stockholder agrees, if requested (pursuant to a timely written notice) by the managing underwriter or underwriters in an underwritten offering of Common Stock (including shares of Common Stock issued or issuable upon the conversion or exercise of any Common Stock Equivalents), to enter into customary lock-up agreements pursuant to which such Stockholder shall agree not to effect any public sale or distribution of any of its Common Stock or any Common Stock Equivalents, including a sale pursuant to Rule 144 (except as part of such underwritten offering) promulgated under the Securities Act, or offer to sell, contract to sell (including any short sale), grant any option to purchase or enter into any hedging or similar transaction with the same economic effect as a sale of any Common Stock or Common Stock Equivalents.

ARTICLE III

TAG-ALONG RIGHTS; DRAG-ALONG RIGHTS

3.1 Tag-Along Rights

(a) If (i) any Oaktree Stockholder (an “Oaktree Selling Stockholder”) proposes to transfer, directly or indirectly, Common Stock to one or more Persons (excluding any Excluded Transfers or any transfer or transfers of Common Stock that, in the aggregate for all such transfers, do not represent more than two percent (2%) of the Common Stock held collectively by the Oaktree Stockholders as of the date hereof) (an “Oaktree Tag-Along Sale”) or (ii) one or more Oaktree Stockholders transfers, pursuant to one or more transfers, more than five percent (5%) of the shares of Common Stock held by all of the Oaktree Stockholders as of the date hereof to the Apollo Stockholders or Affiliates thereof (all such transferred shares, the “Oaktree Transferred Shares”) and, within 90 days of such transfer, such Apollo Stockholder or Affiliate (each, an “Apollo Selling Stockholder”) proposes to transfer all or any portion of such Oaktree Transferred Shares (determined on a “last-in, first-out” basis) to any Person other than an Affiliate thereof (an “Apollo Tag-Along Sale,” and an Oaktree Tag-Along Sale or an Apollo Tag-Along Sale is referred to herein as a “Tag-Along Sale”), then each Tag-Along Rightholder shall have the right to sell to such proposed transferee (the “Tag-Along Purchaser”), upon the terms set forth in the Tag-Along Notice, any number of shares of Common Stock held by such Tag-Along Rightholder (the “Tag-Along Offered Securities”) such that (A) the quotient obtained by dividing (x) the number of shares of Common Stock to be sold by such Tag-Along Rightholder in such Tag-Along Sale by (y) the number of shares of Common Stock held by such Tag-Along Rightholder (on a fully diluted basis) immediately prior to such Tag-Along Sale is less than or equal to (B) (1) in the case of an Oaktree Tag-Along Sale, the quotient obtained by dividing (x) the number of shares of Common Stock to be sold by the Tag-Along Selling Stockholder in such Tag-Along Sale by (y) the number of shares of Common Stock held by all Oaktree Stockholders in the aggregate (on a fully diluted basis) immediately prior to such Tag-Along Sale or (2) in the case of an Apollo Tag-Along Sale, the quotient obtained by dividing (x) the number of Oaktree Transferred Shares to be sold by the Tag-Along Selling Stockholder in such Tag-Along Sale by (y) the number of shares of Common Stock held by all Oaktree Stockholders in the aggregate (on a fully diluted basis) immediately prior to the transfer to the Apollo Stockholders of the Oaktree Transferred Shares. For the avoidance of doubt, an Apollo Tag-Along Sale shall include only the

Oaktree Transferred Shares (determined on a “last in, first out” basis) and no other shares being transferred.

(b) The Tag-Along Selling Stockholder intending to transfer Common Stock to a Tag-Along Purchaser shall give written notice to each Tag-Along Rightholder of each proposed transfer by it of Common Stock that gives rise to the rights of the Tag-Along Rightholders set forth in this Section 3.1, at least twenty (20) days prior to the proposed consummation of such transfer, setting forth the name of such Tag-Along Selling Stockholder, the number of shares of Common Stock that the Tag-Along Selling Stockholder proposes to transfer to the proposed Tag-Along Purchaser, the name and address of the proposed Tag-Along Purchaser, the proposed amount and form of consideration and terms and conditions of the transaction offered by such Tag-Along Purchaser, the percentage of each class of Common Stock that such Tag-Along Rightholder may sell to such Tag-Along Purchaser (determined in accordance with Section 3.1(a)) and the per share purchase price (or a reasonable estimate of the maximum and minimum per share purchase price) (the “Tag-Along Notice”). The tag-along rights provided by this Section 3.1 must be exercised by any Tag-Along Rightholder wishing to sell its Common Stock within ten (10) days following receipt of the Tag-Along Notice, by delivery of a written irrevocable offer (a “Tag-Along Rightholder’s Offer”) to the Tag-Along Selling Stockholder indicating such Tag-Along Rightholder’s wish to have a portion of its Common Stock included in the sale contemplated by this Section 3.1 and specifying the number of Tag-Along Offered Securities (up to the maximum number of Tag-Along Offered Securities as determined in accordance with Section 3.1(a)) it wishes to sell, provided that any Tag-Along Rightholder may waive its rights under this Section 3.1(b) prior to the expiration of such ten (10) day period by giving written notice to the Tag-Along Selling Stockholder, with a copy to the Company. Subject to the other terms herein, delivery of the Tag-Along Rightholder’s Offer will constitute an irrevocable commitment by such Tag-Along Rightholder to sell its Common Stock on the terms set forth in such Tag-Along Rightholder’s Offer. The failure of a Tag-Along Rightholder to respond within such ten (10) day period shall be deemed to be a waiver of such Tag-Along Rightholder’s rights under this Section 3.1 with respect to the transfer on the terms set forth in the Tag-Along Notice.

(c) The Tag-Along Selling Stockholder shall use its commercially reasonable efforts to obtain the inclusion in the proposed Tag-Along Sale of the entire number of shares of Common Stock that the Tag-Along Rightholders timely elect to have included in such Tag-Along Sale. If the Tag-Along Selling Stockholder is unable to obtain such inclusion of all such shares of Common Stock, then the Tag-Along Selling Stockholder shall give written notice of such fact to each Tag-Along Rightholder that timely delivered a Tag-Along Rightholder’s Offer pursuant to Section 3.1(b), setting forth the maximum number of shares of Common Stock that the proposed Tag-Along Purchaser is willing to purchase and the total number of shares of Common Stock that the Tag-Along Selling Stockholder and the Tag-Along Rightholders timely elected to include in such Tag-Along Sale (the “Second Tag-Along Notice”). The tag-along rights provided by this Section 3.1 must then be re-asserted by any Tag-Along Rightholder still wishing to sell its Common Stock within ten (10) days following receipt of the Second Tag-Along

Notice by delivery of a second Tag-Along Rightholder’s Offer to the Tag-Along Selling Stockholder indicating such Tag-Along Rightholder’s wish to have a portion of its Common Stock included in the sale contemplated by this Section 3.1 and specifying the number of Tag-Along Offered Securities (up to the maximum number of Tag-Along Offered Securities as determined in accordance with Section 3.1(a) it wishes to sell), provided that any Tag-Along Rightholder may waive its rights under this Section 3.1(c) prior to the expiration of such ten (10) day period by giving written notice to the Tag-Along Selling Stockholder, with a copy to the Company. Subject to the other terms herein, delivery of the second Tag-Along Rightholder’s Offer will constitute an irrevocable commitment by such Tag-Along Rightholder to sell its Common Stock on the terms set forth in such second Tag-Along Rightholder’s Offer. The failure of a Tag-Along Rightholder to respond within such ten (10) day period shall be deemed to be a waiver of such Tag-Along Rightholder’s rights under this Section 3.1 with respect to the transfer on the terms set forth in the Tag-Along Notice. If the Tag-Along Selling Stockholder is again unable to obtain inclusion in the proposed Tag-Along Sale of all shares of Common Stock that the Tag-Along Rightholders timely elect to have included in such Tag-Along Sale, then the number of shares of Common Stock to be sold in such Tag-Along Sale shall be allocated on a pro rata basis among the Tag-Along Selling Stockholder and each Tag-Along Rightholder who shall have timely elected to participate in such Tag-Along Sale by delivery of a second Tag-Along Rightholder’s Offer in proportion to the total number of shares of Common Stock then owned by each such Person (calculated on a fully-diluted basis).

(d) If (x) the Tag-Along Selling Stockholder has not consummated the Tag-Along Sale within 120 days of the delivery of the Tag-Along Notice (for any reason other than the failure of a Tag-Along Rightholder to sell shares it committed to sell under Section 3.1(b) or Section 3.1(c), as the case may be) or if (y) the terms and conditions of the Tag-Along Sale shall change in any material way from those in the Tag-Along Notice, the Tag-Along Notice and any Tag-Along Rightholder’s Offer shall be null and void, and it shall be necessary for a separate Tag-Along Notice to be furnished, and the terms and provisions of this Section 3.1 separately complied with, in order to consummate such proposed Tag-Along Sale pursuant to this Section 3.1. Notwithstanding any other provision of this Section 3.1, there shall be no liability on the part of any Tag-Along Selling Stockholder to any other Stockholder arising from the failure of any Tag-Along Selling Stockholder to consummate the Tag-Along Sale for any reason, and the decision to consummate such Tag-Along Sale shall be in the sole discretion of the Tag-Along Selling Stockholder.

3.2 Drag-Along Rights.

(a) If, on any date following the date hereof, Stockholders holding a majority of the outstanding shares of Common Stock as of such date (collectively, “Drag-Along Rightholders”) propose to transfer, in one or a series of related bona fide arm’s length transactions, to either (i) a third party that is not an Affiliate of any Drag-Along Rightholder or (ii) a buy-out group established to purchase the Company or its business that includes any Drag-Along Rightholder or its Affiliates, whether as Affiliates of such group or otherwise, so long as such Drag-Along Rightholder and its Affiliates control no more than 10% of the voting securities of such buy-out group, (x) more than fifty percent (50%) of the outstanding Common Stock as of the date of such proposal, or (y) all or substantially all of the assets of the Company and its Subsidiaries, then the Drag-Along Rightholders may require the Company and the other Stockholders (the “Drag-Along Sellers”) to sell their proportionate amount of each class of Common Stock being sold in such sale by the Drag-Along Rightholders, or, in the case of any asset sale or merger, to vote its shares as further provided in Section 3.3; and the Drag-Along Rightholders may send written notice (the “Drag-Along Notice”) to the Drag-Along Sellers notifying them of such election.

(b) If the Drag-Along Rightholders have not consummated the proposed sale to which reference is made in the Drag-Along Sale Notice within 180 days following delivery of the Drag-Along Sale Notice, the Drag-Along Sale Notice shall be null and void, each Drag-Along Seller shall be released from its obligation under the Drag-Along Notice and it shall be necessary for a separate Drag-Along Notice to be furnished and the terms and provisions of this Section 3.2 separately complied with, in order to consummate such proposed sale pursuant to this Section 3.2.

3.3 Provisions Applicable to Tag-Along and Drag-Along Sales.

(a) Each Stockholder participating in a proposed sale under Section 3.1 or 3.2, whether in its capacity as a shareholder, officer or director of the Company or otherwise, shall take or cause to be taken all such reasonable actions consistent with the terms of this Agreement as may be necessary or reasonably desirable in order expeditiously to consummate such sale and any related transactions, including: executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments; voting any shares of Common Stock over which such Stockholder has voting power; waiving any dissenter’s rights, appraisal rights or similar rights that such Stockholder may have in connection therewith; furnishing information and copies of documents; filing applications, reports, returns, filings and other documents or instruments with governmental authorities; and otherwise reasonably cooperating with the Tag-Along Selling Stockholders or Drag-Along Rightholders, as the case may be, and the prospective buyer. Without limiting the generality of the foregoing, each such Stockholder agrees to execute and deliver such agreements as may be reasonably specified by the Tag-Along Selling Stockholders or Drag-Along Rightholders, as the case may be (so long as the Tag-Along Selling Stockholders or Drag-Along Rightholders, as the case may be, shall be subject to the same terms), including agreements to (a) make individual customary representations, warranties, covenants and other agreements as to, among other things, the unencumbered title to its Common Stock and the power, authority and legal right to transfer such Common Stock, (b) be severally, not jointly, liable with all other sellers (whether by purchase price adjustment, indemnity payments or otherwise) in respect of representations, warranties, covenants and other agreements in respect of the Company and its Subsidiaries, and (c) be subject to confidentiality restrictions in respect of the business of the Company and its Subsidiaries; provided, however, that, with respect to representations, warranties and covenants of the type described in clause (b) above, the aggregate amount of such liability will not exceed the lesser of (i) such Stockholder’s pro rata portion of any such liability, to be determined in accordance with such Stockholder’s portion of the total amount of Common Stock included in such sale or (ii) the proceeds actually received by such Stockholder in connection with such sale.

(b) The closing of a sale pursuant to Section 3.1 or 3.2 will take place at such time and place as the Tag-Along Selling Stockholders or Drag-Along Rightholders, as the case may be, shall reasonably specify by notice to each participating Stockholder. At the closing, each participating Stockholder shall deliver the certificates evidencing the Common Stock to be sold by such Stockholder, duly endorsed, or accompanied written instruments of transfer in form satisfactory to the purchaser duly executed by the Stockholder, free and clear of any liens or encumbrances, against delivery of the applicable consideration.

(c) Except as provided in Section 3.3(d) below, in any sale pursuant to Section 3.1 or 3.2, the Tag-Along Selling Stockholders or Drag-Along Rightholders, as the case may be, and the other participating Stockholders shall have the option to receive the same terms with respect to any sale of Common Stock (including the per share price and the type of consideration to be received per share) and shall be subject to the same conditions, and all such Tag-Along Selling Stockholders or Drag-Along Rightholders, as the case may be, and other participating Stockholders shall receive the proceeds from such sale (allocated as provided herein) at the same time.

(d) In the event the consideration to be paid for Common Stock in a proposed sale pursuant to Section 3.1 or 3.2 includes any securities, and the receipt thereof by a particular Stockholder would require under applicable securities law (i) the registration or qualification of such sale or securities or of any person as a broker or dealer or agent with respect to such securities or (ii) the provision of information, pursuant to Regulation D of the Securities Act or comparable securities laws, regarding the Company, the securities or the issuer to the Stockholder, the provision of which would, as determined by the Board of Directors acting reasonably, impose a substantial burden or expense on the Company or the prospective purchaser, then the selling Stockholders will have the right, but not the obligation, to cause to be paid to such Stockholder in lieu of such securities an amount in cash equal to the fair market value of such securities as of the date of the applicable sale.

ARTICLE IV

PREEMPTIVE RIGHTS

4.1 Offering Notice. (a) If the Company at any time or from time to time wishes to issue and sell to any Oaktree Stockholder, any Apollo Stockholder, any Sankaty Stockholder or any of their respective Affiliates (each, a “Subject Purchaser”) (i) any shares of capital stock of the Company (which, for the avoidance of doubt, shall not include any shares of capital stock issued upon the exchange of the IntermediateCo Notes or the IntermediateCo Preferred Stock) or (ii) any security convertible into or exchangeable for capital stock (each of (i) or (ii), the “New Securities”), then the Company shall offer a percentage of the New Securities to the Preemptive Rightholders

(determined in accordance with Section 4.2) on the same terms by sending written notice (the “New Issuance Notice”) to the Preemptive Rightholders at least fifteen (15) Business Days prior to the issuance and sale of the New Securities, which shall state (a) the number of shares of New Securities proposed to be issued and sold or the principal amount of such New Securities in the case of convertible debt securities, (b) the proposed purchase price of the New Securities that the Company is willing to accept (the “Proposed Price”) and (c) the date on which the New Securities will be sold to the Subject Purchaser and any accepting Preemptive Rightholders (the “New Issuance Closing Date”). Upon delivery of the New Issuance Notice, such offer shall be irrevocable unless and until the rights provided for in Section 4.2 shall have been waived or shall have expired or Company determines not to proceed with the New Securities issuance to the Subject Purchaser.

(b) Notwithstanding clause (a), if in order to address short term liquidity needs or covenant compliance in respect of any outstanding loan facility or other agreement regarding indebtedness of the Company, the Board of Directors reasonably determines that it is necessary due to the financial condition or other substantial need of the Company to issue securities of the Company that would otherwise be required to be offered to the Stockholders under this Article IV prior to their issuance, the Company may issue such securities without first complying with this Article IV; provided that within thirty (30) days after such issuance, it offers each Preemptive Rightholder the opportunity to purchase the number of such equity securities or amount of debt securities that such Preemptive Rightholder would be entitled to purchase pursuant to this Article IV by sending written notice to the Preemptive Rightholders, which notice shall contain the information required in the New Issuance Notice. In the event of an offer made by the Company pursuant to this Section 4.1(b), the timing and procedures for the exercise period and closing of such offer shall be the same as those set forth in Section 4.2, Section 4.3, Section 4.4 and Section 4.5, with appropriate modifications to reflect the post-issuance delivery of the notice as contemplated in this Section 4.1(b).

4.2 Stockholder Option. For a period of fifteen (15) Business Days after the giving of the New Issuance Notice pursuant to Section 4.1, each Preemptive Rightholder shall have the right to purchase any or all of its Proportionate Percentage of the New Securities at a purchase price equal to the Proposed Price and upon the terms and conditions set forth in the New Issuance Notice. Each such Preemptive Rightholder shall have the right to purchase up to that percentage of the New Securities determined by dividing (a) the total number of shares of Common Stock then owned by such Preemptive Rightholder determined on a fully diluted basis by (b) the total number of shares of Common Stock held by all Preemptive Rightholders and the Oaktree Stockholders determined on a fully diluted basis (the “Proportionate Percentage”).

4.3 Exercise of Options. The right of each Non-Oaktree Stockholder to purchase the New Securities shall be exercisable by delivering written notice of the exercise thereof, prior to the expiration of the fifteen (15) Business Day period referred to in Section 4.2, which notice shall state the amount of New Securities that such Preemptive Rightholder elects to purchase. The failure of a Preemptive Rightholder to respond within such fifteen (15) Business Day period shall be deemed to be a waiver of such Preemptive Rightholder’s rights under Section 4.2 with respect to the issuance of securities on the terms set forth in the New Issuance Notice.

4.4 Closing. The closing of the purchase of New Securities shall be held at the principal office of the Company at 11:00 a.m. local time on the New Issuance Closing Date or at such other time and place as the parties to the transaction may agree. At such closing, the Company shall deliver certificates or evidence of indebtedness representing the New Securities, and the New Securities shall be issued free and clear of all liens and encumbrances and the Company shall so represent and warrant, and further represent and warrant that such New Securities shall be, in the case of equity securities, upon issuance thereof to the subscribing Preemptive Rightholders and after payment therefore, duly authorized, validly issued, fully paid and nonassessable. Each Preemptive Rightholder purchasing the New Securities shall deliver at the closing cash payment in full in immediately available funds for the New Securities purchased by it. At such closing, all of the parties to the transaction shall execute such additional documents as are otherwise necessary or appropriate to consummate such transactions.

4.5 Sale to Subject Purchaser. If the Preemptive Rightholders do not elect to purchase all of the New Securities available to them under Section 4.2, the Company may sell to the Subject Purchaser the New Securities not so purchased by the Preemptive Rightholders pursuant to Section 4.2 on terms and conditions that are no more favorable to the Subject Purchaser than those set forth in the New Issuance Notice. If, for any reason, such sale is not consummated within 120 days of the date upon which the New Issuance Notice is given or if the principal terms of such sale change such that the terms are more favorable in any material respect to the Subject Purchaser than those in the New Issuance Notice, then the restrictions provided for herein shall again become effective, and no issuance and sale of New Securities may be made thereafter by the Company without again offering the same to the Preemptive Rightholder in accordance with this Article IV. The closing of any issue and purchase of New Securities pursuant to this Section 4.5 shall be held at any time (prior to the end of such 120 day period) and place as the parties to the transaction may agree.

ARTICLE V

CORPORATE GOVERNANCE

5.1 Board of Directors.

(a) To the extent permitted by law, each Stockholder shall vote all voting securities of the Company over which such Stockholder has voting control, and shall take all other reasonably necessary or desirable actions within such Stockholder’s control (whether in such Stockholder’s capacity as a stockholder, director, member of a board committee or officer of the Company or otherwise, and including attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the Company shall take all necessary and desirable actions within its control (including calling special board and stockholder meetings), so that the Board of Directors shall consist of five (5) Directors or such different number of directors as may be designated from time to time by the Board of Directors, of which (a) one Director shall be the Chief Executive Officer of the Company (in his capacity as such) and (b) the remaining Directors shall be designated by the Majority Oaktree Stockholders. Once designated, Directors will serve on the Board of Directors until they resign or are removed pursuant to the terms of this Agreement, or their earlier death, disability or incapacity. The initial Board of Directors shall be as set forth below:

(i) Steven J. Demetriou

(ii) Ara Abrahamiam

(iii) Scott Graves

(iv) Brian Laibow

(v) Kenneth Liang

(b) A Director designated by the Majority Oaktree Stockholders may be removed from the Board of Directors, with or without cause, upon, and only upon, the affirmative vote of the Majority Oaktree Stockholders in accordance with this Section 5.1(b). Each Stockholder shall vote its shares of Common Stock for the removal of any such Director upon the request of the Majority Oaktree Stockholders.

(c) If any Director designated by the Majority Oaktree Stockholders resigns or is removed in accordance with Section 5.1(b), or a vacancy in any directorship should occur for any reason, each Stockholder shall, before the transaction of any other business by the Stockholders or the Board of Directors, vote its shares of Common Stock for the election of a successor or replacement designated by the Majority Oaktree Stockholders. Such successor or replacement director shall be elected on or as soon as possible after the date of such resignation or removal.

5.2 Stockholder Action. From and after the execution of this Agreement, each Stockholder shall vote its shares of Common Stock at any regular or special meeting of stockholders of the Company or in any written consent executed in lieu of such a meeting of stockholders, in either case upon any matter arising under this Agreement submitted to a vote of the Stockholders in such a manner as to implement the terms of this Agreement, and shall take all other actions necessary to ensure that the Charter Documents do not, at any time hereafter, conflict in any respect with the provisions of this Agreement.

ARTICLE VI

STOCK CERTIFICATE LEGEND; BOOKS AND RECORDS; INSPECTION; FINANCIAL STATEMENTS

6.1 Stock Certificate Legend. A copy of this Agreement shall be filed with the Secretary of the Company and kept with the records of the Company. Each certificate representing Common Stock now held or hereafter acquired by any Stockholder shall for as long as this Agreement is effective bear legends substantially in the following forms:

THIS SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR ANY NON-U.S. OR STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OF THE UNITED STATES AND THE SECURITIES REGULATORY AUTHORITIES OF APPLICABLE STATES OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE OR PURSUANT TO A WRITTEN OPINION OF COUNSEL FOR THE COMPANY (OR SUCH OTHER EVIDENCE AS IS REASONABLY ACCEPTABLE TO THE COMPANY) THAT SUCH REGISTRATION IS NOT REQUIRED.

THE SALE, ASSIGNMENT, HYPOTHECATION, PLEDGE, ENCUMBRANCE OR OTHER DISPOSITION (EACH A “TRANSFER”) AND VOTING OF ANY OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE RESTRICTED BY THE TERMS OF THE STOCKHOLDERS AGREEMENT, DATED JUNE 1, 2010, BY AND AMONG THE COMPANY AND THE STOCKHOLDERS NAMED THEREIN, A COPY OF WHICH MAY BE INSPECTED AT THE COMPANY’S PRINCIPAL OFFICE. THE COMPANY WILL NOT REGISTER THE TRANSFER OF SUCH SECURITIES ON THE BOOKS OF THE COMPANY UNLESS AND UNTIL THE TRANSFER HAS BEEN MADE IN COMPLIANCE WITH THE TERMS OF THE STOCKHOLDERS AGREEMENT.

6.2 Information Rights.

(a) The Company shall cause to be furnished to each Stockholder that owns more than 3% of the then issued and outstanding shares of Common Stock (disregarding any dilution of such Stockholder’s percentage ownership of Common Stock other than as a result of any issuance of New Securities pursuant to Section 4.1 in which such Stockholder fails to acquire New Securities) and, upon written request, to each other requesting Stockholder:

(i) within 60 days after the end of each quarterly accounting period in each fiscal year of the Company (other than any quarterly accounting period ending on the last day of the fiscal year of the Company), the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such period and the related unaudited consolidated statement of income and cash flows for such period and for the portion of such fiscal year ended on the last day of such period (except that, with respect to the first quarterly accounting period following the date of this Agreement, such financial statements shall be delivered within 90 days after the end of such quarterly period); and

(ii) within 120 days after the end of each fiscal year of the Company, the consolidated balance sheet of the Company and its Subsidiaries as of the end of such year and the related consolidated statement of income and cash flows for such year, each of which shall be audited to the extent practicable, as determined by the Board of Directors.

(b) The Company shall not be required to comply with the covenants set forth in Section 6.2(a) during the periods, if any, when the Company is subject to the periodic reporting requirements of the Exchange Act.

6.3 Confidentiality. Each of the Stockholders agrees, for so long as such Stockholder owns shares of Common Stock and for a period of two (2) years following (i) the date upon which such Stockholder ceases to own shares of Common Stock, or, if earlier, (ii) the last date upon which such Stockholder receives any confidential, non-public information hereunder, to keep confidential any non-public information provided to it by the Company; provided, however, that nothing herein will limit the disclosure of any information (a) to the extent required by law, statute, rule, regulation, judicial process, subpoena or court order or requested by any governmental agency or other regulatory authority (including any self-regulatory organization having jurisdiction or claiming to have jurisdiction over such Stockholder); (b) that is in the public domain or becomes generally available to the public other than as a result of the disclosure by the parties in violation of this Agreement; (c) to a Stockholder’s Affiliates; provided that such Affiliates shall have been advised of this Agreement and shall have expressly agreed to be bound by the confidentiality provisions hereof and the applicable Stockholder shall be responsible for any breach of this Agreement by any of its Affiliates and such Stockholder agrees, at its sole expense, to take reasonable measures (including but not limited to court proceedings) to restrain its Affiliates from prohibited or unauthorized disclosure or use of any such confidential information, and such Affiliates are not a direct competitor of the Company or any of its Subsidiaries; or (d) to any prospective purchaser of a Stockholder’s shares of Common Stock; provided that (i) such prospective purchaser shall have been advised of this Agreement and shall have expressly agreed to be bound by the confidentiality provisions hereof and (ii) such prospective purchaser is not a direct competitor of the Company or any of its Subsidiaries or any Person who is an Affiliate of any direct competitor of the Company or any of its Subsidiaries.

ARTICLE VII

MISCELLANEOUS

7.1 Notices. All notices, demands or other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first class mail, return receipt requested, telecopier, courier service, overnight mail or personal delivery:

(i) if to the Company:

Aleris Holding Company

25825 Science Park Drive, Suite 400

Beachwood, Ohio 44122

Facsimile No.: (216) 910-3654

Attention: Christopher R. Clegg

(ii) if to any of the Oaktree Stockholders:

Oaktree Capital Management, L.P.

333 South Grand Avenue, 28th Floor

Los Angeles, California 90071

Facsimile No.:   (213) 830-8810

   (213) 830-6499

Attention:   Scott L. Graves

Brian Laibow

(iii) if to any of the Apollo Stockholders:

Apollo Management VII, L.P.

c/o Apollo Management

9 West 57th Street

New York, New York 10019

Facsimile No.: (212) 515-3263

Attention:   Eric L. Press

Matthew R. Michelini

(iv) if to any of the Sankaty Stockholders:

Sankaty Advisors LLC

111 Huntington Ave

Boston, Massachusetts 02199

Facsimile No.: (617) 516-2710

Attention: Jeff Robinson

(v) if to any other Stockholder, to such address set forth on the signature pages hereto for such Stockholder or in the books and records of the Company, as applicable.

Any party may by notice given in accordance with this Section 7.1 designate another address or person for receipt of notices hereunder. All such notices and communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier or overnight mail, if delivered by commercial courier service or overnight mail; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied.

7.2 Amendment and Waiver.

(a) No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the parties hereto at law, in equity or otherwise.

(b) Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by any party from the terms of any provision of this Agreement, shall be effective (i) only if it is made or given in writing and signed by the Majority Oaktree Stockholders and (ii) only in the specific instance and for the specific purpose for which made or given; provided, that no such amendment, modification, supplement or waiver that adversely and disproportionately affects the rights of the Non-Oaktree Stockholders shall be made or given without the prior written consent of the holders of a majority of the shares of Common Stock held by the Non-Oaktree Stockholders voting as a group; provided, further, however, that no such amendment, modification, supplement or waiver that materially and adversely affects the rights or obligations of any Stockholder individually (as opposed to as a group) shall be made or given without the prior written consent of such Stockholder.

(c) Notwithstanding the foregoing, this Agreement may be amended by the Company without the consent of the Stockholders (i) to join any officer, director or employee of, or consultant or advisor to, the Company or any Affiliate of the Company who holds or will hold Common Stock to this Agreement as a “Stockholder,” (ii) to join any transferee of a Stockholder to this Agreement as a “Stockholder,” and (iii) to join any holder of IntermediateCo Preferred Stock or IntermediateCo Notes to this Agreement as a “Stockholder” upon its exchange of IntermediateCo Preferred Stock or IntermediateCo Notes.

7.3 Specific Performance. The parties hereto intend that each of the parties have the right to seek damages or specific performance in the event that any other party hereto fails to perform such party’s obligations hereunder. Therefore, if any party shall institute any action or proceeding to enforce the provisions hereof, any party against whom such action or proceeding is brought hereby waives any claim or defense therein that the plaintiff party has an adequate remedy at law.

7.4 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

7.5 Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

7.6 Entire Agreement. This Agreement, together with the exhibits and schedules hereto, is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement, together with the exhibits hereto, supersede all prior agreements and understandings between the parties with respect to such subject matter.

7.7 Term of Agreement. This Agreement shall become effective upon the execution hereof and shall terminate automatically without any action on the part of the Stockholders upon the earlier of (i) a Qualified Public Offering and (ii) with respect to each Stockholder, when such Stockholder no longer owns any Common Stock; provided, however, that (i) Section 6.3 and this Article VII (other than Section 7.8) shall survive such termination and (ii) in the case of termination due to a Qualified Public Offering, Section 2.6 shall survive such termination for 180 days following the consummation of such Qualified Public Offering; provided, further, however, that nothing in this Section 7.7 shall relieve any party of any liability for a breach of this Agreement prior to the effective date of termination.

7.8 After-Acquired Securities. All of the provisions of this Agreement shall apply to all of the shares of Common Stock now owned or that may be issued or transferred hereafter to a Stockholder in consequence of any additional issuance, purchase, exchange or reclassification of any of the shares of Common Stock, corporate reorganization, or any other form of recapitalization, consolidation, merger, share split or share dividend, or that are acquired by a Stockholder in any other manner.

7.9 GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL.

(a) THIS AGREEMENT AND ANY CLAIM OR CONTROVERSY RELATED HERETO SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY

WITHIN SUCH STATE, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

(b) THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE STATE OF DELAWARE OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE AFFAIRS OF THE COMPANY. TO THE FULLEST EXTENT THEY MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, THE PARTIES HERETO IRREVOCABLY WAIVE AND AGREE NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, ANY CLAIM THAT THEY ARE NOT SUBJECT TO THE JURISDICTION OF ANY SUCH COURT, ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 7.9 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 7.9 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

7.10 Further Assurances. Each of the parties shall, and shall cause their respective Affiliates to, execute such instruments and take such action as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

7.11 Successors and Assigns. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, assigns, heirs, legatees and legal representatives. This Agreement is not assignable except in connection with a transfer of Common Stock in accordance with the terms of this Agreement.

7.12 Counterparts. This Agreement may be executed in one or more counterparts (by facsimile or otherwise), each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Agreement on the date first written above.

ALERIS HOLDING COMPANY

By:	/s/ Christopher R. Clegg
	Name:	Christopher R. Clegg
	Title:	Executive Vice President, Secretary and General Counsel

[Signature Page to Stockholders Agreement]

OCM OPPORTUNITIES ALS HOLDINGS, L.P.

By:	Oaktree Fund GP, LLC, its General Partner

By:	Oaktree Fund GP I, L.P., its Managing Member

By:	/s/ Kenneth Liang
Name: Kenneth Liang
Title: Authorized Signatory

By:	/s/ Brian Laibow
Name: Brian Laibow
Title: Authorized Signatory

OAKTREE EUROPEAN CREDIT OPPORTUNITIES HOLDINGS, LTD.

By:	Oaktree Europe GP, Limited, its Director

By:	Oaktree Capital Management, L.P., its Director

By:	/s/ Richard Ting
Name: Richard Ting
Title: Authorized Signatory

By:	/s/ Emily Alexander
Name: Emily Alexander
Title: Authorized Signatory

[Signature Page to Stockholders Agreement]

OCM HIGH YIELD PLUS ALS HOLDINGS, L.P.

By:	Oaktree Fund GP IIA, LLC, its General Partner

By:	Oaktree Fund GP II, L.P., its Managing Member

By:	/s/ Richard Ting
Name: Richard Ting
Title: Authorized Signatory

By:	/s/ Emily Alexander
Name: Emily Alexander
Title: Authorized Signatory

[Signature Page to Stockholders Agreement]

OAKTREE EUROPEAN CREDIT OPPORTUNITIES II, LTD.

By:	Oaktree Capital Management, Limited, its Portfolio Manager

By:	/s/ Brian D. Beck
Name: Brian D. Beck
Title: Authorized Signatory

By:	/s/ James Turner
Name: James Turner
Title: Authorized Signatory

[Signature Page to Stockholders Agreement]

APOLLO ALS HOLDINGS II, L.P.

By:	Apollo ALS Holdings II GP, LLC, its general partner

By:	/s/ [illegible]
Name:
Title:

SANKATY ADVISORS, LLC, on behalf of certain Funds and Accounts advised by it

By:	/s/ [illegible]
Name:
Title: